Exhibit 1.2

Pricing Agreement

May 5, 2020

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays Bank PLC (the “Bank”) proposes to issue $1,750,000,000 aggregate principal amount of 1.700% Fixed Rate Senior Notes due 2022 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated January 4, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, provided that the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP” and each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

Notwithstanding the provisions of Section 9(e) of the Underwriting Agreement, the independent accountants of the Bank shall not be required to furnish a letter or letters at the Applicable Time but, for the avoidance of doubt, shall be required to deliver such letters at the Time of Delivery.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 5:30 p.m. New York time on May 5, 2020. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, the Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Bank (as a manufacturer) and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Notes.

Notwithstanding and to the exclusion of any other term of the Underwriting Agreement, this Pricing Agreement or any other agreements, arrangements, or understanding between the parties, each party acknowledges and accepts that a BRRD Liability arising under the Underwriting Agreement or this Pricing Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)

the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each Covered Party to it under the Underwriting Agreement or this Pricing Agreement, that (without limitation) may include and result in any of the following, or some combination thereof;

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)

the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Covered Party or another person, and the issue to or conferral on the other party of such shares, securities or obligations;

(iii)	the cancellation of the BRRD Liability; or

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b)

the variation of the terms of the Underwriting Agreement or this Pricing Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means (i) any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation and/or (ii) any U.K. Bail-in Power.

“BRRD” means Directive 2014/59/EU (as amended) establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Covered Party” means any party subject to (i) the Bail-in Legislation and/or (ii) the U.K. Bail-in Power.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation or the U.K. Bail-in Power may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Covered Party.

“U.K. Bail-in Power” has the meaning given to it in the Base Prospectus (as defined in Schedule II).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Bank on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS BANK PLC

/s/ Gregor McMillan
Name: Gregor McMillan
Title: Managing Director, Capital
Markets Execution

Accepted as of the date hereof

at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Kenneth Chang
Name:	Kenneth Chang
Title:	Managing Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of the Notes
Barclays Capital Inc.	$1,190,000,000
CIBC World Markets Corp.	$113,750,000
RBC Capital Markets, LLC	$113,750,000
Skandinaviska Enskilda Banken AB (publ)	$113,750,000
Wells Fargo Securities, LLC	$113,750,000
PNC Capital Markets LLC	$35,000,000
U.S. Bancorp Investments, Inc.	$35,000,000
Multi-Bank Securities, Inc.	$17,500,000
Samuel A. Ramirez & Company, Inc.	$17,500,000
Total	$1,750,000,000

SCHEDULE II

Title of Designated Securities:

$1,750,000,000 1.700% Fixed Rate Senior Notes due 2022.

Price to Public:

99.918% of principal amount.

Subscription Price by Underwriters:

99.718% of principal amount.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) issued pursuant to the Senior Debt Securities Indenture dated September 16, 2004, as supplemented by the Supplemental Indenture entered into on February 22, 2018 between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”).

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Notes will be May 12, 2022.

Interest Rate:

Interest will accrue on the Notes from the date of their issuance. Interest will accrue on the Notes at a rate of 1.700% per year from and including the date of issuance.

Interest Payment Dates:

Interest will be payable on the Notes semi-annually in arrear on May 12 and November 12 of each year, commencing on November 12, 2020 and ending on the Maturity Date.

Record Dates:

The close of business on the Business Day immediately preceding each relevant Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Bank may, at its option, redeem the Notes then outstanding, in whole but not in part, on April 12, 2022 at an amount equal to 100% of their principal amount together with, accrued but unpaid interest, if any, on the principal amount of the Notes to be redeemed to (but excluding) the redemption date.

Any redemption of Notes pursuant to the provisions described herein under “Optional Redemption” will also be subject to the provisions described under “Description of Senior Notes—Notice of Redemption” in the Preliminary Prospectus Supplement.

The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Time of Delivery:

May 12, 2020; by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Bank in same day funds.

Value Added Tax:

(a)    If the Bank is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Bank shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)    If the Bank is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Bank in respect of the Relevant Cost under paragraph (a) above, the Bank shall pay to the Underwriters an amount which:

(i)    if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Bank for any amount paid by the Bank in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)    if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Bank, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Bank.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Bank that, in connection with the distribution of the Notes, directly or indirectly, it

(1)

has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA would not, if the Bank was not an authorized person, apply to the Bank; and

(2)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Bank that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Bank, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, the Notes other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan:

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter undertakes that it will not offer or sell the Notes directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore:

Each Underwriter acknowledges that the prospectus supplement and the accompanying Base Prospectus will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold the Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Other Terms and Conditions:

As set forth in the preliminary prospectus supplement dated May 5, 2020 relating to the Notes (the “Preliminary Prospectus Supplement”), incorporating the Prospectus dated August 1, 2019 (the “Base Prospectus”) relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Notes, dated May 5, 2020, attached hereto as Exhibit A.

EXHIBIT A

Free Writing Prospectus

Filed Pursuant to Rule 433

Reg-Statement No. 333-232144

$1,750,000,000 1.700% Fixed Rate Senior Notes due 2022

Pricing Term Sheet

Issuer:	Barclays Bank PLC (the “Bank”)

Notes:	$1,750,000,000 1.700% Fixed Rate Senior Notes due 2022 (the “Notes”)

Status:	Senior Debt / Unsecured

Legal Format:	SEC registered

Principal Amount:	$1,750,000,000

Trade Date:	May 5, 2020

Settlement Date:	May 12, 2020 (T+5)

Maturity Date:	May 12, 2022 (the “Maturity Date”)

Coupon:	1.700%

Interest Payment Dates:	Semi-annually in arrear on May 12 and November 12 in each year, commencing on November 12, 2020 and ending on the Maturity Date

Day Count:	30/360, Following, Unadjusted

Business Day:	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 5, 2020 (the “Preliminary Prospectus Supplement”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.

Ranking:	The ranking of the Notes is described under “Description of Senior Notes—Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption:	The Notes are redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Benchmark Treasury:	UST 0.125% due April 30, 2022

Benchmark Price / Yield:	99-27 3⁄4 / 0.192%

Spread to Benchmark:	155 bps

Reoffer Yield:	1.742%

Issue Price:	99.918%

Underwriting Discount:	0.200%

Net Proceeds:	$1,745,065,000

Sole Bookrunner:	Barclays Capital Inc.

Senior Co-Managers:	CIBC World Markets Corp.; RBC Capital Markets, LLC; Skandinaviska Enskilda Banken AB (publ); Wells Fargo Securities, LLC

Co-Managers:	Multi-Bank Securities, Inc.; PNC Capital Markets LLC; Samuel A. Ramirez & Company, Inc.; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-10 of the Preliminary Prospectus Supplement.

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

ISIN / CUSIP:	US06739GCR83 / 06739G CR8

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Bank‘s shelf registration statement on Form F-3 (No. 333-232144) and to be issued pursuant to the Senior Debt Securities Indenture dated September 16, 2004 between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture entered into on February 22, 2018.

Listing:	We will apply to list the Notes on the New York Stock Exchange

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

The Bank has filed a registration statement (including a prospectus dated August 1, 2019 (the “Prospectus”) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

MiFID II professional investors and ECPs target market only/ Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or in the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons who fall within the manufacturer target market described above.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.